Exhibit (12)

                                NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                         For the
                                      Three Months
                                          Ended
                                        March 31,                   For the Year Ended December 31,
                                          1996          1995       1994        1993        1992         1991
                                      (unaudited)
Earnings
    Earnings before Interest
     Expense, Extraordinary
     Item and Cumulative
     Effect of Change in
     Accounting Principle                 $ 378.9    $1,803.4    $1,466.4     $ 387.1     $1,995.8    $1,326.8
    Federal, State and Local
    Income Taxes                            116.5       640.9       303.7      (172.7)       570.4       192.1
    Estimated Interest Portion
     of Rental Expense                       24.2       117.3       109.0       117.3        126.2       127.9
    Priority Distributions                   14.7        47.1        29.9        15.2         -            -
                                          -------    --------    --------     -------     --------    --------
        Total Earnings                    $ 534.3    $2,608.7    $1,909.0     $ 346.9     $2,692.4    $1,646.8
                                          =======    ========    ========     =======     ========    ========

Fixed Charges
    Total Interest Expense               $  165.1    $  733.9     $ 673.8     $ 659.5      $ 684.6     $ 726.0
    Estimated Interest Portion
     of Rental Expense                       24.2       117.3       109.0       117.3        126.2       127.9
    Priority Distributions                   14.7        47.1        29.9        15.2         -           -
                                         --------    --------     -------     -------      -------     -------
        Total Fixed Charges              $  204.0    $  898.3     $ 812.7     $ 792.0      $ 810.8     $ 853.9
                                         ========    ========     =======     =======      =======     =======

Ratio of Earnings to Fixed Charges*         2.62         2.90        2.35         .44         3.32        1.93
                                         ========    ========     =======     =======      =======     =======

* Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).